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Mylan Laboratories Inc.

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For Immediate Release	CONTACTS:	Patrick Fitzgerald (Public Relations) Mylan Laboratories Inc. 724.514.1800
Kris King (Investor Relations) Mylan Laboratories Inc. 724.514.1800
ISS Recommends Vote for Mylan Laboratories Board Nominees
PITTSBURGH, Oct. 18, 2005 — Mylan Laboratories Inc. (NYSE: MYL) today announced that Institutional Shareholder Services (ISS) has recommended that shareholders vote in favor of both proposals being presented by Mylan’s Board of Directors at the Annual Meeting of Shareholders on October 28, 2005. Specifically, ISS has recommended a vote for the election of each of Mylan’s nine Board nominees and for the ratification of the selection of Mylan’s independent registered public accounting firm.
In its report, ISS stated: “A substantial majority of the board members are independent outsiders and the key board committees include no insiders or affiliated outsiders.” Based on ISS’s standards of independence, six of Mylan’s nine director nominees, or two-thirds of the Board, were designated as independent outsiders. The key board committees referred to by ISS are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.
Milan Puskar, Mylan’s Chairman, commented: “We are very pleased with ISS’s voting recommendations and with the fact that under ISS’s exacting standards two-thirds of our directors were designated as independent outsiders. Mylan continues to be committed to strong corporate governance practices.”
About Mylan Laboratories
Mylan Laboratories Inc. is a leading pharmaceutical company with three principal subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc. and UDL Laboratories, Inc. that develop, license, manufacture, market and distribute an extensive line of generic and proprietary products.